                                                                  EXHIBIT 10.110

                                                                  EXECUTION COPY





                              COMMUNITECH.NET, INC.

                        MONTANA ACQUISITION COMPANY, INC.

                                 INTERLAND, INC.

                                 GABRIEL MURPHY

                                  BRYAN HEITMAN


                          AGREEMENT AND PLAN OF MERGER


                          Dated as of February 8, 2002
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                                TABLE OF CONTENTS

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ARTICLE I   THE MERGER...........................................................................................    1

1.1.     The Merger..............................................................................................    1

1.2.     Effects of the Merger...................................................................................    1

1.3.     Closing.................................................................................................    1


ARTICLE II  CONVERSION AND EXCHANGE OF SHARES....................................................................    2

2.1.     Conversion of Shares of CTN Common Stock................................................................    2

2.2.     Escrow Fund.............................................................................................    2

2.3.     Delivery of Evidence of Ownership.......................................................................    2


ARTICLE III REPRESENTATIONS AND WARRANTIES OF CTN................................................................    3

3.1.     Organization, Standing and Power; No Subsidiaries.......................................................    3

3.2.     Capital Structure.......................................................................................    4

3.3.     Authority...............................................................................................    4

3.4.     Compliance with Laws and Other Instruments; Non-Contravention...........................................    5

3.5.     Technology and Intellectual Property Rights.............................................................    6

3.6.     Financial Statements....................................................................................    8

3.7.     Taxes...................................................................................................    9

3.8.     Absence of Certain Changes and Events...................................................................   10

3.9.     Real Property; Leases in Effect.........................................................................   12

3.10.    Personal Property.......................................................................................   13

3.11.    Litigation and Other Proceedings........................................................................   13

3.12.    No Defaults.............................................................................................   13

3.13.    Major Contracts.........................................................................................   13

3.14.    Material Reductions.....................................................................................   14

3.15.    Employees...............................................................................................   15

3.16.    Employee Benefit Plans..................................................................................   15

3.17.    Certain Agreements......................................................................................   16

3.18.    Environmental Matters...................................................................................   16

3.19.    Brokers.................................................................................................   17

3.20.    Supplier and Customer Relationships.....................................................................   17

3.21.    Product and Service Quality.............................................................................   17

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3.22.    Disruptions............................................................................................     17

3.23.    Insurance..............................................................................................     18

3.24.    Immigration Matters....................................................................................     18


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS..................................................     18

4.1.     Each Shareholder severally represents and warrants to Interland and Merger Sub as follows:.............     18

4.2.     No Default.............................................................................................     21


ARTICLE V   REPRESENTATIONS AND WARRANTIES OF INTERLAND
                      AND MERGER SUB............................................................................     21

5.1.     Organization and Qualification.........................................................................     22

5.2.     Capitalization.........................................................................................     22

5.3.     Authority Relative to this Agreement...................................................................     23

5.4.     Compliance with Laws and Other Instruments; Non-Contravention..........................................     23

5.5.     Reports and Financial Statements.......................................................................     24

5.6.     Validity of Merger Shares..............................................................................     24

5.7.     Consents and Approvals of Governmental Authorities.....................................................     25

5.8.     Consent and Approvals of Third Parties.................................................................     25

5.9.     Absence of Certain Changes or Events...................................................................     25

5.10.    Certain Tax Matters....................................................................................     25

5.11.    Brokers................................................................................................     26

5.12.    Litigation and Other Proceedings.......................................................................     26

5.13.    No Defaults............................................................................................     26


ARTICLE VI  ADDITIONAL AGREEMENTS...............................................................................     26

6.1.     Officers and Directors.................................................................................     26

6.2.     Employee Benefits......................................................................................     26

6.3.     Additional Agreements..................................................................................     27

6.4.     Public Announcements...................................................................................     27

6.5.     Nasdaq National Market Listing.........................................................................     27

6.6.     Confidentiality........................................................................................     27

6.7.     Tax-Free Reorganization................................................................................     27

6.8.     Insurance..............................................................................................     28

6.9.     Co-location and Leased Line Business...................................................................     28


                                       ii
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6.10.    Guaranties.............................................................................................     28

6.11.    Automobiles............................................................................................     28


ARTICLE VII  CONDITIONS PRECEDENT...............................................................................     29

7.1.     Conditions to Each Party's Obligation to Effect the Merger.............................................     29

7.2.     Conditions of Obligations of Interland and Merger Sub..................................................     29

7.3.     Conditions of Obligation of CTN and the Shareholders...................................................     30


ARTICLE VIII INDEMNIFICATION....................................................................................     31

8.1.     Indemnification of Interland...........................................................................     31

8.2.     Indemnification of CTN and the Shareholders............................................................     34


ARTICLE IX   MISCELLANEOUS......................................................................................     35

9.1.     Entire Agreement; Binding Effect.......................................................................     35

9.2.     Governing Law..........................................................................................     36

9.3.     Notices................................................................................................     36

9.4.     Severability...........................................................................................     37

9.5.     Assignment.............................................................................................     37

9.6.     Counterparts...........................................................................................     37

9.7.     Amendment..............................................................................................     37

9.8.     Extension; Waiver......................................................................................     37

9.9.     Interpretation.........................................................................................     38

9.10.    Knowledge..............................................................................................     38

9.11.    Transfer, Sales, Documentary, Stamp and Other Similar Taxes............................................     38

9.12.    Costs..................................................................................................     38

9.13.    Construction...........................................................................................     38

EXHIBITS

Exhibit 1.1             Merger Documents
Exhibit 2.2             Escrow Agreement
Exhibit 6.5             Stock Rights Agreement
Exhibit 7.2(d)          Opinion of CTN and Shareholders' Counsel
Exhibit 7.2(g)          Noncompetition Agreements
Exhibit 7.3(c)          Opinion of Interland's Counsel
Exhibit 7.3(g)          Employment Agreements
Exhibit 7.3(h)          Mutual Release Agreement

SCHEDULES

Interland Disclosure Schedule
CTN Disclosure Schedule

                             INDEX OF DEFINED TERMS

Agreement...........................................   1
Business Day........................................   2
Cap Amount..........................................  34
Charter Documents...................................   4
Closing Date........................................   1
Code................................................  10
Commission..........................................  24
Company Voting Debt.................................   4
Confidentiality Agreement...........................  28
Consent.............................................   5
CTN.................................................   1
CTN Common Stock....................................   2
CTN Disclosure Schedule.............................   3
CTN Intellectual Property...........................   6
Damages.............................................  34
Deductible Amount...................................  34
Effective Time......................................   1
Environmental Laws..................................  17
Environmental Liabilities...........................  17
ERISA...............................................  16
Escrow Agent........................................   2
Escrow Agreement....................................   2
Escrow Fund.........................................   2
Exchange Act........................................  24
Firstar.............................................  32
FY 2001 Balance Sheet...............................   8
FY 2001 Statement...................................   8
Governmental Entity.................................   5
Hazardous Materials.................................  17
Indemnifiable Amounts...............................  32
Interland...........................................   1
Interland Common Stock..............................   2
Interland Disclosure................................  21
Interland Disclosure Schedule.......................  22
IRCA................................................  18
Knowledge...........................................  38
Lease...............................................  13
Leases..............................................  13
Lien................................................   6
Material Adverse Effect.............................   3
Merger..............................................   1
Merger Documents....................................   1
Merger Proxy........................................  21
Merger Shares.......................................   2
Merger Sub..........................................   1
Missouri GBCL.......................................   1
Nasdaq..............................................  24
Ordinary Course of Business.........................   8
Person..............................................   3
Plan................................................  16
Reports.............................................  24
Securities Act......................................  12
Share Exchange Ratio................................   2
Shareholders........................................   1
Standard Software...................................   6
Subsidiary..........................................   3
Surviving Corporation...............................   1
Tax.................................................   9
Tax Return..........................................   9
Tax Returns.........................................   9
Taxes...............................................   9

                  AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2002 (this "Agreement"), by and among INTERLAND, INC., a Minnesota corporation ("Interland"); MONTANA ACQUISITION COMPANY, INC., a Missouri corporation and wholly-owned subsidiary of Interland ("Merger Sub"); COMMUNITECH.NET, INC., a Missouri corporation ("CTN"); and Gabriel Murphy and Bryan Heitman, both natural persons and the sole shareholders of CTN (the "Shareholders").

                  Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Interland, Merger Sub, CTN and the Shareholders agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions hereof, and in accordance with The General and Business Corporation Law of Missouri (the "Missouri GBCL"), Merger Sub will be merged with and into CTN (the "Merger"). Articles of Merger and any other required documents (collectively, the "Merger Documents"), substantially in the form attached as EXHIBIT 1.1, will be duly prepared, executed and acknowledged by CTN and Merger Sub and thereafter delivered to the Secretary of State of Missouri for filing in accordance with the Missouri GBCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Missouri (the "Effective Time"). Following the Merger, CTN will continue as the surviving corporation of the Merger (the "Surviving Corporation") under the laws of the State of Missouri and as a wholly-owned subsidiary of Interland, and the separate corporate existence of Merger Sub will cease.

                  1.2. Effects of the Merger. At and after the Effective Time, (a) the Merger will have all of the effects provided by the Merger Documents and applicable law, including, without limiting the generality of the foregoing and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of CTN and Merger Sub will vest in CTN as the Surviving Corporation, and all debts, liabilities and duties of CTN and Merger Sub shall become the debts liabilities and duties of CTN as the Surviving Corporation, (b) the Articles of Incorporation of Merger Sub will be the Articles of Incorporation of the Surviving Corporation until duly amended, (c) the Bylaws of Merger Sub will be the Bylaws of the Surviving Corporation until duly amended, (d) the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time, to hold office until their successors are elected or appointed and qualified or until their resignation or removal, and (e) the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, to hold office until their successors are elected or appointed and qualified or until their resignation or removal.

                  1.3. Closing. The closing of the transactions contemplated by this Agreement will take place simultaneously with the execution hereof by the parties (the "Closing Date") at the offices of Kutak Rock, LLP, Kansas City, Missouri, unless another date or place is agreed to in writing by CTN and Interland. If all of conditions set forth in Article VI hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing (or on the next succeeding Business Day, if not a Business Day) the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Missouri. The Closing will be deemed to have concluded at the Effective Time. For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in Kansas City, Missouri or Atlanta, Georgia are required or authorized to close.

                                   ARTICLE II

                        CONVERSION AND EXCHANGE OF SHARES

                  2.1.     Conversion of Shares of CTN Common Stock.

                           (a) At the Effective Time, each of the shares of common stock, $.01 par value, of CTN ("CTN Common Stock") issued and outstanding immediately prior to the Effective Time will automatically, by virtue of the Merger and without any action on the part of Interland, Merger Sub, CTN or the holders thereof, be converted into 53,750 shares of common stock ("Share Exchange Ratio"), par value $0.01 per share, of Interland ("Interland Common Stock") (collectively, the "Merger Shares") (it being understood that the Share Exchange Ratio equals a fraction, (A) the numerator of which is 5,375,000, which equals the aggregate number of Merger Shares and (B) the denominator of which is 100, which equals the number of issued and outstanding shares of CTN Common Stock).

                           (b) At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Interland, Merger Sub, CTN or the holder thereof, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

                  2.2. Escrow Fund. As security for Shareholders' agreement in Article VIII to indemnify Interland stock certificates representing 806,250 (15%) of the Merger Shares, registered in the name and issued to the Shareholders (the "Escrow Fund"), will be deposited and held in escrow in accordance with the Escrow Agreement attached as EXHIBIT 2.2 (the "Escrow Agreement"). The Escrow Fund will be withheld on a pro rata basis among the Shareholders. The delivery of the Escrow Fund will be made by Interland on behalf of the Shareholders in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Interland directly to such holders and subsequently delivered by such holders to the escrow agent under the Escrow Agreement (the "Escrow Agent").

                  2.3. Delivery of Evidence of Ownership. At the Closing, each Shareholder will surrender certificates representing shares of CTN Common Stock to Interland, and duly executed counterparts of this Agreement, the Escrow Agreement and such other duly executed documentation as may be reasonably required by Interland to effect a transfer of such shares, and upon such surrender and after the Effective Time each such holder will be entitled to receive promptly from Interland or its transfer agent certificates registered in the name of such holder representing the applicable number of Merger Shares to which such holder is entitled pursuant to the provisions of this Agreement, with a portion of such shares to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2.

                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF CTN

                  Except as set forth in the disclosure schedule of CTN (the "CTN Disclosure Schedule") heretofore delivered by CTN to and acknowledged as received by Interland and Merger Sub, CTN represents and warrants to Interland and Merger Sub, as follows each of which is material to and relied upon by
Interland:

                  3.1.     Organization, Standing and Power; No Subsidiaries.

                           (a) CTN is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business make such qualification necessary, except for such failures to be so qualified and in good standing that would not reasonably be expected to have a Material Adverse Effect (defined below) on CTN.

                  As used in this Agreement, "Material Adverse Effect" when used in connection with an entity means any change, event, violation (including violations of criminal laws), inaccuracy, circumstance or effect that is, or is reasonably likely, individually, or in the aggregate, to be materially adverse to the business, financial condition, results of operations, or assets of such entity, except to the extent any such change, event, violation, inaccuracy, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner), or (iii) the announcement of the Merger, or the transactions contemplated by this Agreement. In this Agreement, a "Subsidiary" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. In this Agreement, "Person" means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

                  CTN has delivered, or will deliver, to Interland complete and correct copies of the articles of incorporation and bylaws ("Charter Documents") of CTN, in each case, as amended to the date hereof. The minute books and stock records of CTN, complete and correct copies of which have been, or will be, delivered to Interland, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of CTN and its Board of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of CTN's capital stock. Section 3.1 of the CTN Disclosure Schedule contains a complete and correct list of the officers and directors of CTN.

                           (b) CTN does not have any Subsidiaries (other than three Subsidiaries for which articles of termination were filed with the Missouri Secretary of State on or about February 6, 2002) and does not own an equity interest in any corporation, partnership or joint venture arrangement or other business entity other than passive investments in equity interests of public companies as part of the cash management program of CTN.

                  3.2.     Capital Structure.

                           (a) The authorized capital stock of CTN consists of 100 shares of CTN Common Stock, of which 100 shares are issued and outstanding as of the date of this Agreement. No shares of CTN Common Stock are held as treasury shares by CTN. The signature page hereof sets forth all holders of CTN Common Stock and the number of shares owned. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which CTN is a party or by which CTN may be bound obligating CTN to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of CTN, or obligating CTN to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

                           (b) All outstanding shares of CTN Common Stock are duly authorized, validly issued, fully paid, nonassessable and not ever subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which CTN is a party or by which CTN may be bound. CTN does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or which are convertible or exercisable into securities having the right to vote) with holders of shares of CTN Common Stock on any matter ("Company Voting Debt") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

                  3.3. Authority. CTN has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by CTN have been duly authorized by all necessary corporate action and no corporate proceedings on the part of CTN are necessary to authorize this Agreement or the other agreements contemplated hereby or to consummate the transactions contemplated hereby or thereby (other than the filing and recordation of the Merger Documents as required by the Missouri GBCL). CTN has duly and validly executed and delivered this

Agreement and has duly and validly executed and delivered all other agreements contemplated hereby to be executed and delivered by CTN, and assuming due authorization, execution and delivery by Interland and Merger Sub, each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of CTN in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  3.4. Compliance with Laws and Other Instruments; Non-Contravention. CTN holds, and at all times has held, all material licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations. There are no violations or claimed violations known by CTN of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by CTN and the Shareholders, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or both, (i) conflict with, result in a breach of, or constitute a default under the Charter Documents of CTN or any federal, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which CTN is a party, or under which CTN is obligated, or by which CTN or any of the rights, properties or assets of CTN are subject or bound; (ii) result in the creation of any Lien (as defined below) upon, or otherwise affect, any of the rights, properties or assets of CTN; (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which CTN is a party, or under which CTN is obligated, or by which CTN or any of the rights, properties or assets of CTN are subject or bound; or (iv) accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which CTN is a party, or under which CTN may be obligated, or by which CTN or any of the rights, properties or assets of CTN are subject or bound. Section 3.4 of the CTN Disclosure Schedule sets forth a copy or description of each material agreement, contract or other instrument binding upon CTN requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the CTN Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by CTN and the Shareholders or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "Consent"). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "Consent") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") or arbitrator is required by or with respect to CTN in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by CTN and the Shareholders or the consummation of the Merger or any other transaction described herein, except for the filing by CTN and Merger Sub of the appropriate Merger Documents with the Secretary of State of Missouri. The term "Lien" as used in this Agreement means any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, any conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, notice or other instrument and mechanic's, materialmen's and other similar liens and encumbrances.

                  3.5.     Technology and Intellectual Property Rights.

                           (a) For the purposes of this Agreement, "CTN Intellectual Property" consists of the following intellectual property:

                                    (i)      all United States and foreign
                  patents, trademarks, trade names, URLs, domain names, service marks, trade dress, moral and economic rights, copyrights, whether registered or unregistered, and any renewal rights therefor, mask works, inventions, schematics, databases, technical data, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

                                    (ii)     all documents, records and files
                  relating to design, development, license, end user and other documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

                                    (iii)    all other tangible or intangible
                  proprietary information and materials; and

                                    (iv)     all license and other rights in any
                  third party product or any third party intellectual property described in (i) through (iii) above;

         that are owned or held by or on behalf of CTN or that are being, or have been, used, or are currently under development for use, in the business of CTN as it has been, is currently or is currently planned to be conducted; provided, however, that CTN Intellectual Property will not include any commercially available "off the shelf" standard third party software or related intellectual property (the "Standard Software").

                           (b) Section 3.5 of the CTN Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, trademarks, service marks, domain names, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in CTN Intellectual Property and owned by or on behalf of CTN; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by CTN; and (iii) all licenses, sublicenses and other agreements to which CTN is a party and pursuant to which CTN or any other person is authorized to use any CTN Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

                           (c) CTN Intellectual Property and Standard Software consists solely of items and rights that are either: (i) owned solely by CTN; (ii) in the public domain; or (iii) rightfully used and authorized for use by CTN and its successors pursuant to a valid license. All CTN Intellectual Property that consists of license or other rights to third party property is separately set forth in Section
         3.5 of the CTN Disclosure Schedule. CTN has all rights in CTN Intellectual Property and Standard Software necessary to carry out CTN's current activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell CTN Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

                           (d) To the knowledge of CTN, CTN is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of CTN's obligations hereunder or the consummation of the Merger, will CTN be, in violation of any license, sublicense or other agreement relating to any CTN Intellectual Property or Standard Software to which CTN is a party or otherwise bound. CTN is not obligated to provide any material consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by CTN or Interland, as successor to CTN, in CTN Intellectual Property or Standard Software.

                           (e)      To the knowledge of CTN, the use,
         reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by CTN does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, domain name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. To the knowledge of CTN, no claims (i) challenging the validity, effectiveness, or ownership by CTN of any CTN Intellectual Property or Standard Software, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by CTN infringes on any intellectual property or other proprietary or personal right of any Person have been asserted to CTN or, to the knowledge of CTN, are threatened by any Person nor is there any basis therefor. To the knowledge of CTN, there are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any CTN Intellectual Property or Standard Software, other than review of pending applications for patent, and to the knowledge of CTN there is not any information indicating that such proceedings are threatened by any Governmental Entity or any other Person nor is there any basis therefor. To the knowledge of CTN, all granted or issued patents and mask works and all registered trademarks, service marks and copyright registrations owned by CTN are valid, enforceable and subsisting. To the knowledge of CTN, there is no unauthorized use, infringement, or misappropriation of any CTN Intellectual Property by any third party, employee or former employee.

                           (f) Section 3.5 of the CTN Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, CTN Intellectual Property. To the knowledge of CTN, CTN has secured from all parties who have created any portion of, or otherwise have any rights in or to, CTN Intellectual Property valid and enforceable written assignments of any such work or other rights to CTN.

                           (g) CTN has obtained written agreements from all employees and from third parties with whom CTN, to its knowledge, has shared confidential proprietary information (i) of CTN or (ii) received from others that CTN is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, which agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof.

                  3.6.     Financial Statements.

                           (a) CTN has delivered to Interland the unaudited balance sheet of CTN as of December 31, 2001 (the "FY 2001 Balance Sheet") and its statement of operations for the year then ended (the "FY 2001 Statement"). The FY 2001 Balance Sheet and the FY 2001
         Statement: (i) are in accordance with the books and records of CTN; and
         (ii) present fairly, in all material respects, the financial position of CTN and results of operations as of the date and time period indicated. As of December 31, 2001 there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the FY 2001 Balance Sheet or the CTN Disclosure Schedule, and since December 31, 2001, CTN has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, other than in the ordinary course of business, consistent with past practice ("Ordinary Course of Business") and except for expenses reasonably incurred for professional services by CTN or the Shareholders in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

                           (b) All of the accounts, notes and other receivables which are reflected in the FY 2001 Balance Sheet were acquired in the Ordinary Course of Business; and, except to the extent reserved against in the FY 2001 Balance Sheet, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or to the knowledge of CTN, are good and collectible in the Ordinary Course of Business; and all of the accounts, notes and other receivables which have been acquired by CTN since December 31, 2001 were acquired in the Ordinary Course of Business and have been collected in full, or to the knowledge of CTN, are good and collectible, subject to where appropriate reserves have been determined in a manner consistent with past practices of CTN, in the Ordinary Course of Business. No accounts, notes or other receivables are contingent upon the performance by CTN of any obligation or contract. Except as set forth in Section 3.6 of the Disclosure Schedule, no Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

                  3.7.     Taxes.

                           (a) The term "Taxes" as used herein means all federal, state, local and foreign income tax, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. The term "Tax Returns" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

                           (b) CTN has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which CTN is obligated to withhold for amounts owing to employees, creditors and third parties. All Tax Returns filed by CTN were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of CTN and any other information required to be shown thereon in all material respects. None of the Tax Returns filed by CTN or Taxes payable by CTN have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of CTN, threatened nor is there any basis therefor. CTN is not currently the beneficiary of any extension of time within which to file any Tax Return, and CTN has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting CTN, as of the date hereof, are set forth in the Financial Statements or in Section 3.7 of the CTN Disclosure Schedule. None of the Tax Returns filed by CTN contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). CTN is not a party to any Tax sharing agreement or similar arrangement. CTN has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was CTN), and CTN does not have any liability for the Taxes of any Person (other than CTN) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise. The term "Code" as used herein means the Internal Revenue Code of 1986, as amended.

                           (c) CTN is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any

         "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. CTN has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and CTN will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. CTN does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of the Interland Merger Shares is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. None of the assets of CTN is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. Except as set forth in Section 3.7 of the Disclosure Schedule, none of the assets of CTN directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of CTN is "tax-exempt use property" within the meaning of
         Section 168(h) of the Code. No claim has ever been made by any Governmental Entity in a jurisdiction where CTN does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

                           (d) There are no Liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of CTN. The unpaid Taxes of CTN did not, as of December 31, 2001, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the FY 2001 Balance Sheet, and will not exceed such reserve by more than 10% as of the Effective Time of the Merger. CTN is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                  3.8. Absence of Certain Changes and Events. Except as set forth on Schedule 3.8, since December 31, 2001 CTN has conducted its business only in the Ordinary Course of Business and, since such date, there has not been:

                           (a) Any transaction involving more than $50,000 entered into by CTN;

                           (b) Any Material Adverse Effect on CTN (or any development or combination of developments of which CTN has knowledge which is reasonably likely to result in any Material Adverse Effect on
         CTN);

                           (c)      Any loss of or damage to any of the
         properties of CTN due to fire or other casualty or other loss, whether or not insured, amounting to more than $10,000 in the aggregate;

                           (d) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CTN, other than distributions to Shareholders (as disclosed in the Disclosure Schedule) to allow them to pay federal, state and local taxes, in accordance with past practices, or any repurchase, redemption, retirement or other acquisition by CTN of any outstanding shares of its capital stock, or other securities of, or other equity or ownership interests in, CTN;

                  (e) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the FY 2001 Balance Sheet and current liabilities incurred since December 31, 2001 in the Ordinary Course of Business;

                  (f) Any amendment to the Charter Documents of CTN or any amendment of any term of any outstanding security of CTN;

                  (g) Any incurrence, assumption or guarantee by CTN of any indebtedness for borrowed money;

                  (h) Any creation or assumption by CTN of any Lien on any asset other than in the Ordinary Course of Business;

                  (i) Any making of any loan, advance or capital contributions to, or investment in, any Person;

                  (j) Any sale, lease, pledge, transfer or other disposition of any capital assets (1) to the Shareholders irrespective of the value or (2) to any other Person, except for fair value received having an aggregate value exceeding $10,000;

                  (k) Any material transaction or commitment made, or any material contract or agreement entered into, by CTN relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by CTN of any contract or other right other than in the Ordinary Course of Business, or any change in accounting practices;

                  (l) Other than in the Ordinary Course of Business or as evidenced by the CTN Employment Manual which has been delivered to Interland and which reflects the current policies of CTN except where otherwise indicated in the Disclosure Schedule, any (i) grant of any severance or termination pay to any director, officer or employee of CTN, (ii) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of CTN, (iii) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of CTN or (v) change in the payment or accrual policy with respect to any of the foregoing (it being understood that all transactions identified in subparts (i) to (iv) involving the Shareholders after December 31, 2001 are disclosed in the Disclosure Schedule), and the consummation of the transactions contemplated herein will not result in any of the changes specified in (iii) to (v);

                  (m) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of CTN, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of CTN;

                  (n) Any notes or accounts receivable or portions thereof written off by CTN as uncollectible (1) with the Shareholders irrespective of amount or (2) with any other Person in an aggregate amount exceeding $10,000;

                  (o) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which CTN is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of CTN or phantom stock interest in CTN;

                  (p) Any cancellation of any debts or claims to the knowledge of CTN or waiver of any rights (1) with the Shareholders irrespective of amount or (2) with any other Person having an aggregate value exceeding $10,000;

                  (q) Any sale, assignment or transfer of any CTN Intellectual Property or other similar assets, including licenses therefor, (1) with the Shareholders irrespective of amount or (2) with any other Person having an aggregate value exceeding $10,000;

                  (r) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $10,000;

                  (s) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which CTN or any of its corporate officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act") of any such Person; or

                  (t) To the knowledge of CTN, any agreement, undertaking or commitment to do any of the foregoing.

         Notwithstanding the foregoing, the parties acknowledge that CTN may use its cash prior to Closing to pay the reasonable fees and expenses of the transaction contemplated hereby incurred by CTN and its Shareholders, including investment bankers and attorneys, as described in Section 7.1(c).

                  3.9. Real Property; Leases in Effect. CTN does not own any real property. All real property and personal property leases and subleases to which CTN is a party and any amendments or modifications thereof are listed in
Schedule 3.9 of the CTN Disclosure Schedule (each a "Lease" and collectively, the "Leases") and are valid and in full force and effect, and there are no existing material defaults on the part of CTN, and CTN has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of CTN thereunder. True and complete copies of each Lease have been provided to Interland, and such Leases constitute the entire understanding relating to CTN's use and occupancy of the leased premises. To the knowledge of CTN, the improvements located on the real property described in the Leases are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code and there is no use or occupancy restriction or condemnation proceeding pending or threatened against CTN.

                  3.10. Personal Property. CTN has good and indefeasible title, free and clear of all title defects and Liens (excepting, however, where such title defects or Liens do not involve an amount exceeding $10,000 in the aggregate) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the FY 2001 Balance Sheet or used in CTN's business, except for acquisitions and dispositions since December 31, 2001. The CTN Disclosure Schedule lists (a) all material computer equipment and (b) all other personal property, in each case having a depreciated book value of $10,000 or more, which are used by CTN in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by CTN in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

                  3.11. Litigation and Other Proceedings. There is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of CTN, threatened against CTN or its properties and assets before any court or arbitrator or any Governmental Entity in which the amount involved exceeds $10,000. CTN is not subject to any order, writ, judgment, decree, or injunction in which the amount involved exceeds $10,000.

                  3.12.    No Defaults.

                           (a) CTN is not, nor to its knowledge would it be, with the passage of time, giving of notice or both, in default or violation of any term, condition, or provision of (a) the Charter Documents; (b) any judgment, decree, or order applicable to CTN; or (c) any loan or credit agreement, note, bond, mortgage or lease to which CTN is now a party or by which it or any of its properties or assets may be bound.

                           (b) CTN is not, nor to its knowledge would it be, with the passage of time, giving of notice or both, in default under any term, condition or provision of any indenture, contract, agreement, license or other instrument to which CTN is now a party or by which it or any of its properties or assets may be bound in which the amount involved exceeds $10,000 annually.

                  3.13. Major Contracts. Except as set forth on the CTN Disclosure Schedule 3.13, CTN is not a party to or subject to any of the following:

                           (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

                           (b) Any plan or contract providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

                           (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

                           (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds $10,000 annually or pursuant to which CTN has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

                           (e) Any agreement, license, franchise, permit, indenture, or authorization in which the amount involved exceeds $10,000 annually which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

                           (f) Except for trade indebtedness in which the amount involved does not exceed $10,000, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

                           (g) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in licensed software applications);

                           (h) Any contract or agreement containing covenants purporting to limit CTN's freedom to compete in any line of business in any geographic area; or

                           (i) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by CTN of more than $10,000 in the aggregate annually.

         All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the CTN Disclosure Schedule pursuant to this
Section 3.13 are valid and in full force and effect and CTN has not, nor, to the knowledge of CTN, has any other party thereto, breached any provisions of, or defaulted in any respect under the terms thereof, which would have a Material Adverse Effect on CTN. Since the September Balance Sheet Date, CTN has not amended, modified or terminated the terms of the contracts or agreements referred to in this Section 3.13 unless such amendment, modification or termination was in the Ordinary Course of Business and CTN has provided Interland with a copy of such amendment, modification or termination.

                  3.14. Material Reductions. To the knowledge of CTN, none of the parties to any of the contracts identified in the CTN Disclosure Schedule pursuant to Section 3.13 have terminated, or, to the knowledge of CTN, expressed to CTN an intent to materially reduce or terminate the amount of its business with CTN in the future.

                  3.15.    Employees.

                           (a) Any persons engaged by CTN as independent contractors, rather than employees, have been properly classified as such and have been so engaged in compliance with all applicable federal, state or local laws.

                           (b) Hours worked by and payments made to employees of CTN have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or local laws dealing with such matters.

                           (c) CTN is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions.

                           (d) CTN has never been and, to the knowledge of CTN, is not now subject to a union organizing effort.

                           (e) CTN does not have any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will.

                           (f) CTN is not a party to any pending, or to CTN's knowledge, threatened, labor dispute.

                           (g) CTN is in material compliance with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women.

                           (h) There are no claims pending, or, to the knowledge of CTN, threatened to be brought, in any court or administrative agency by any former or current CTN employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending or, to the knowledge of CTN, threatened in any court or administrative agency from any current or former employee or any other Person arising out of CTN's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

                  3.16. Employee Benefit Plans. Each Plan (as defined below) covering active, former, or retired employees of CTN ("CTN Employees") is listed in Section 3.16 of the CTN Disclosure Schedule. "Plan" means any employee benefit plan as defined in ERISA (as defined below) and will also include any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. CTN has made available to Interland a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and CTN has made available copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan document intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to the date hereof and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code.

                  No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. To the knowledge of CTN, each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. All amendments required to bring each Plan into conformity with applicable law, including, without limitation, ERISA and the Code, have been timely adopted, unless such amendments may still be made timely within an applicable remedial amendment period. There are no pending, nor to the knowledge of CTN, threatened, claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. To the knowledge of CTN, no Plan is under audit or investigation by the Internal Revenue Service or the Department of Labor or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty.

                  Neither CTN nor any entity which is considered one employer with CTN under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. CTN has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by CTN relating to, or change in employee participation or coverage under, any Plan since December 31, 2001. Neither CTN nor any of its "ERISA Affiliates" (hereby defined to include any entities that are or have been since December 31, 1995 considered one employer with CTN under Section 414 of the Code or Section 4001 of ERISA) have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of CTN other than health care continuation benefits required to be provided under applicable law.

                  Any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any Plan which is attributable to any period or any portion of any period prior to December 31, 2001 were paid or reflected as a liability on the December 31, 2001 balance sheet, including, without limitation, any portion of the matching contribution required with respect to CTN's 401(k) Plan for the plan year ending on or before December 31, 2001 which is attributable to elective contributions made by participants in such plan prior to December 31, 2001 and assuming that all participants are employed by CTN as of the end of such plan year.

                  CTN has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA) or a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code).

                  To the knowledge of CTN, CTN, each ERISA Affiliate, each Plan and each Plan "sponsor" or "administrator" (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

                  There is no CTN Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended). All CTN Employees eligible for health coverage under the CTN group health plan are receiving or entitled to receive health coverage under such plan, including eligible COBRA beneficiaries.

                  The consummation of the transactions contemplated by this Agreement will not give rise to any liability for any employee benefits, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due any CTN Employee.

                  3.17. Certain Agreements. Except as contemplated by this Agreement or set forth in the CTN Employment Manual, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (a) result in any payment by CTN (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of CTN under any Plan, agreement, or otherwise, (b) increase any benefits otherwise payable under any Plan or agreement or (c) result in the acceleration of the time of payment or vesting of any such benefits.

                  3.18. Environmental Matters. (a) CTN has complied, in all material respects, with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws");
(b) CTN has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous Materials"), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; (c) to the knowledge of CTN, there is not now any underground storage tank or asbestos on any real property operated or leased by CTN; (d) CTN has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property operated or leased by CTN; and (e) to the knowledge of CTN, there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental Liabilities" are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to CTN's operations or activities, or any real property at any time operated or leased by CTN, or any Shareholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

                  3.19. Brokers. Except for fees and expenses of Daniels & Associates (which shall be the sole responsibility of CTN and the Shareholders), no broker, finder or investment bankers is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of CTN.

                  3.20. Supplier and Customer Relationships. To the knowledge of CTN, it has good commercial working relationships with its material customers and suppliers. No customer accounting for more than 5% of the Company's revenues in any month during the last twelve calendar months ending December 31, 2001 has canceled or otherwise terminated its relationship with CTN, decreased or limited materially the amount of product or services ordered from Company or threatened in writing (or to Company's knowledge orally) to take any such action.

                  3.21. Product and Service Quality. To the knowledge of CTN, all services provided by CTN to customers on or prior to the date hereof conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by CTN in all material respects and include limitations of CTN's liability that are tied to the value of the contract. CTN has no material liability (and CTN has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against CTN giving rise to any liability) for replacement or repair thereof, or for the taking of any remedial action with respect thereto or other damages in connection therewith. CTN has not received any written complaint from a customer that alleges that CTN is in material breach of the customer contract or the agreed upon service level commitments, except for those that CTN reasonably believes can be addressed without resulting in a material liability. The Company's data privacy policy is as set forth on its web site and in Schedule 3.21.

                  3.22. Disruptions. Since December 31, 2001 there has not occurred any material disruption to network operations, or any material delays in planned facility or network build out or construction activities, or any material performance failures by CTN, or other material service disruptions, that have resulted in material customer complaints or material breaches of customer installation commitments, in each case with respect to CTN, which individually or in the aggregate, have a Material Adverse Effect.

                  3.23. Insurance. Schedule 3.23 contains a true, correct and complete list of all of the insurance policies maintained by CTN, which schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy, and the name and phone number of the insurance agent in respect thereto. Such policies are paid up to date, and no notice of cancellation has been received.

                  3.24.    Immigration Matters.

                           (a) With respect to all employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of CTN, CTN has complied with the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA") with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) for all current and former employees and the reverification of the employment status for any and all employees whose employment authorization documents indicated a limited period of employment authorization.

                           (b) Schedule 3.24 attached hereto contains a true and complete list of all employees of each Seller, if any, who are not citizens of the United States of America and who are not permanent residents of the United States of America, together with a true and complete list of the visa status and visa expiration dates of each such employee.

                           (c) CTN has only employed individuals authorized to work in the United States. CTN has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

                           (d) The consummation of the transactions contemplated by this Agreement will not (i) give rise to any liability for the failure properly to complete and update Forms I-9, (ii) give rise to any liability for the employment of individuals not authorized to work in the United States and (iii) cause any current employee to become unauthorized to work in the United States.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  4.1. Each Shareholder severally represents and warrants to Interland and Merger Sub as follows:

                           (a) Such Shareholder is the lawful owner of the shares of CTN Common Stock to be exchanged for the Merger Shares pursuant to this Agreement and has good and clear title to such shares of CTN Common Stock, free of all Liens. Such Shareholder is the owner of the number of shares of CTN Common Stock set forth on the signature page hereof.

                           (b) Such Shareholder has full legal right, power and authority to enter into this Agreement and to sell and deliver the shares of CTN Common Stock owned by him in the manner provided herein. Such Shareholder has duly and validly executed this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements executed by him, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid, binding and enforceable obligation of such Shareholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                           (c) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by such Shareholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of such Shareholder, any consent, approval, authorization or other order of, or any filing with, any Governmental Entity or arbitrator, or under any contract, agreement or commitment to which such Shareholder is a party or by which such Shareholder or property of such Shareholder is bound, and will not constitute a violation on the part of such Shareholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to such Shareholder or property of such Shareholder.

                           (d) Such Shareholder has voted all of his shares of CTN Common Stock for the approval of this Agreement and the appropriate Merger Documents as required by the Missouri GBCL.

                           (e) Such Shareholder is acquiring the Merger Shares solely for Shareholder's own account for investment purposes and not with a view to or in connection with any sale or other distribution thereof, within the meaning of the Securities Act, except to the extent that such Merger Shares may be sold under an effective registration statement under the Act and any applicable state securities law including sales pursuant to or as permitted by the Stock Rights Agreement (as identified in Sections 7.2(e) and 7.3(e)).

                           (f)      Such Shareholder understands and
         acknowledges that all of the Merger Shares acquired by Shareholder are to be issued and sold hereunder without registration and in reliance upon certain exemptions under the Securities Act, and in reliance upon certain exemptions from registration requirements under applicable state securities laws.

                           (g) Such Shareholder will not make any transfer or assignment of any of the Merger Shares except in compliance with the Securities Act and any other applicable securities laws.

                           (h) Except as permitted by the Stock Rights Agreement (as identified in Sections 7.2(e) and 7.3(e)), prior to any transfer or disposition not registered under the Securities Act of any of the Merger Shares, or any shares received on account of such Merger Shares pursuant to a stock dividend, stock split, or similar event, such Shareholder will give written notice to Interland, expressing the intention to effect such transfer or disposition and describing the proposed transfer or disposition. Such notice shall be accompanied by an opinion of counsel for such Shareholder, reasonably acceptable to Interland, that the proposed transfer is exempt under the Securities Act and applicable state securities laws.

                           (i)      Such Shareholder understands and
         acknowledges that the Merger Shares will be inscribed with the following legends, or another legend to the same effect and agrees to the restrictions set forth therein:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any other jurisdiction, in reliance upon exemptions from the registration requirements of such laws. The shares represented by this certificate may not be sold or otherwise transferred, nor will an assignee or endorsee hereof be recognized as an owner of the shares by the issuer unless (i) a registration statement under the Securities Act of 1933 and other applicable securities laws with respect to the shares and the transfer shall then be in effect, or
                  (ii) permitted by the Stock Rights Agreement (as identified in Sections 7.2(e) and 7.3(e)), and in the opinion of counsel reasonably satisfactory to the issuer, the shares are transferred in a transaction which is exempt from the registration requirements of such laws."

                  "The shares represented by this certificate are subject to a Stock Rights Agreement dated February 2002, which restricts the transfer of the shares. A copy of such Agreement may be inspected at the principal office of Interland, Inc., 303 Peachtree Center Avenue, Suite 500, Atlanta, GA 30303.

                  A similar legend may be placed on all shares subject to the Escrow Agreement.

                           (j)      Such Shareholder understands and
         acknowledges that no federal or state agency has made any recommendation or endorsement of the Merger Shares or any finding or determination as to the fairness of the investment in such Merger Shares.

                           (k) No offer in respect of the Merger Shares was made to the Shareholders by Interland or any person acting on Interland's behalf by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

                           (l) Such Shareholder acknowledges and agrees that Interland has made available information (including the Reports as defined in Section 5.5), and has provided all information concerning Interland and its businesses, assets, liabilities, and rights which the Shareholders have requested in writing to obtain, which information includes, and has not been limited to, the following: the Articles of Incorporation and the Bylaws of Interland, Interland's Report on Form 10-K for the year ended August 31, 2001, and related Form 10K/A, including "Management's Discussion and Analysis of Financial Conditions and Results of Operatings - Certain Factors," Interland's Annual Report to Shareholders for the year ended August 31, 2000, Interland's Proxy Statement dated July 5, 2001 (the "Merger Proxy") contained in the Registration Statement on Form S-4 (Reg. No. 333-61368), including "Risk Factors", and copies of all press releases issued by Interland since December 31, 2000, and certain updated information identified in an "Acknowledgement of Confidential Disclosure Statement" executed as of even date herewith by each Shareholder (collectively, the "Interland Disclosure"). Each Shareholder acknowledges and agrees that such Shareholder has received all information such Shareholder requires in order to make their respective investment decisions herein. Each Shareholder acknowledges that certain of the statements made by Interland herein and in the Reports are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Those statements are or were made based on management's current expectations and estimates, and actual results may differ materially due to risks and uncertainties.

                           (m) Such Shareholder hereby acknowledges that the Merger Shares are a speculative investment. Each Shareholder represents that he or she can bear the economic risks of such an investment for an indefinite period of time.

                           (n) Such Shareholder has significant knowledge and experience in financial and business matters, and particularly the business conducted by Interland, and is capable of evaluating the risk of the investment in Merger Shares contemplated by this Agreement.

                           (o) Such Shareholder has carefully read this Agreement and discussed its requirements and other applicable limitations (including those set forth in Rule 144 under the Securities
         Act) with respect to the transfer or other disposition of the Merger Shares with legal counsel.

                           (p)      Such Shareholder understands and
         acknowledges that the desirability of an investment in Interland may be influenced by the federal income tax consequences, and by the various state and local tax consequences, arising from such Shareholder's receipt of the Merger Shares. Because such tax effects depend, among other things, on the specific facts, circumstances and intentions of each of the Shareholders, such Shareholder has not relied upon Interland or its representatives as to such matters. Each Shareholder represents that he has taken into account the effects of federal, state and local tax laws on receipt of the Merger Shares.

                  4.2. No Default. Murphy represents and warrants that he has no present intent to default on the promissory notes executed by him at the Closing for the benefit of Interland.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF INTERLAND AND MERGER SUB

                  Except as set forth in the disclosure schedule of Interland (the "Interland Disclosure Schedule"), heretofore delivered by Interland and acknowledged as received by CTN and the Shareholders, Interland and Merger Sub jointly and severally represent and warrant to CTN as follows, each of which is material to and relied upon by CTN and the Shareholders:

                  5.1. Organization and Qualification. Interland is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business make such qualification necessary, except for such failures to be so qualified and in good standing that could not be reasonably expected to have a Material Adverse Effect on Interland. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is recently organized and has conducted no business activities, other than as contemplated by this Agreement.

                  5.2.     Capitalization.

                           (a) The authorized capital stock of Interland consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 137,581,087 shares were issued and outstanding at December 31, 2001. All of the outstanding shares of Interland Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                           (b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, one of which, as of the date hereof, is issued and outstanding and is held by Interland. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the sole purpose of consummating the Merger and has less than $1,000 in assets or no liabilities.

                           (c) Except as set forth in Section 5.2(c) of the Interland Disclosure Schedule or the Reports (as defined in Section 5.5), there are no outstanding subscriptions, calls, unsatisfied preemptive rights, options, warrants or other rights, agreements or commitments of any kind (contingent or otherwise) to purchase or otherwise receive from Interland or any Interland Subsidiary any shares of the capital stock or any other security of Interland or any Interland Subsidiary or obligating Interland or any Interland Subsidiary to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of the capital stock of Interland or any Interland Subsidiary.

                           (d) Except as set forth in Section 5.2(d) of the Interland Disclosure Schedule and except those contemplated hereunder, there are no registration rights with respect to any equity security of any class of Interland or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

                           (e) Except as set forth in Section 5.2(e) of the Interland Disclosure Schedule, all outstanding shares of Interland Common Stock, all outstanding options to purchase Interland Common Stock, and all outstanding shares of each of its Subsidiaries have been issued and granted in compliance with (i) all applicable federal and state securities laws (or the statute of limitations has expired) and other applicable material legal requirements, and (ii) all material requirements set forth in applicable agreements or instruments.

                  5.3. Authority Relative to this Agreement. Each of Interland and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Interland and Merger Sub have been duly authorized by all necessary corporate action on the part of Interland and Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Interland and Merger Sub and Interland as sole shareholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been provided to CTN. Each of Interland and Merger Sub has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and assuming the due authorization, execution and delivery by CTN and the Shareholders, each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Interland and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  5.4. Compliance with Laws and Other Instruments; Non-Contravention. Interland holds, and at all times has held, all material licenses, permits and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations. There are no violations or claimed violations known by Interland of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the accuracy of the representations and warranties of CTN and the Shareholders contained in the Agreement and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Interland and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or both, (i) conflict with, result in a breach of, or constitute a default under, the Charter Documents of Interland or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Interland is a party, or under which Interland is obligated, or by which Interland or any of the rights, properties or assets of Interland are subject or bound; (ii) result in the creation of any Lien upon, or otherwise affect, any of the rights, properties or assets of Interland; (iii) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Interland is a party, or under which Interland is obligated, or by which Interland or any of the rights, properties or assets of Interland are subject or bound; or (iv) accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Interland is a party, or under which Interland may be obligated, or by which Interland or any of the rights, properties or assets of Interland are subject or bound.

                  5.5.     Reports and Financial Statements.

                           (a) Interland and its predecessors have timely filed all forms, reports, statements and documents (collectively, the "Reports") required to be filed by it with the Securities and Exchange Commission (the "Commission") and the Nasdaq National Market (the "Nasdaq"), with the exception of Interland's Form 10-K/A, filed January 14, 2002, which was filed within 15 days after Interland's filing of a related Form 12b-25 on December 31, 2001. Each Report (i) was prepared in accordance with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Nasdaq, as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Interland Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq, any other stock exchange or any other comparable governmental or self-regulatory entity.

                           (b) Each of the audited consolidated financial statements and unaudited interim financial statements included in the Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis as of the respective filing dates thereof (and except as may be indicated therein or in the notes thereto) and fairly, in all material respects, presents the financial position of the entity or entities to which it relates as at the respective dates thereof and the consolidated results of operations, shareholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate, and except as described in Section 5.5 of the Interland Disclosure Schedule).

                           (c) None of the information supplied or to be supplied by Interland for inclusion or incorporation by reference in the registration statement called for in the Stock Rights Agreement will at the time it becomes effective or thereafter, as of the date of its filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  5.6. Validity of Merger Shares. The Merger Shares to be issued in the Merger will, when issued, be, duly authorized, validly issued, fully paid and nonassessable and not subject to any Liens or preemptive rights or similar contractual rights granted by Interland except as provided herein, in the Escrow Agreement, the Pledge Agreement, or the Stock Rights Agreement.

                  5.7. Consents and Approvals of Governmental Authorities. Except for (a) the requirements of state securities (or "Blue Sky") laws (b) the filing and recording of the Merger Documents as provided by the Missouri GBCL,
(c) the filing of appropriate documents with the Nasdaq and (d) the filing of a Form D and a Form 8-K with the Commission, if applicable and other filings required by the Stock Rights Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or arbitrator is required to be made or obtained by Interland or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  5.8. Consent and Approvals of Third Parties. Except as otherwise identified in this Agreement, no consent, approval or authorization of any other Person is required to be made or obtained by Interland or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and except for any action to be taken by the SEC in connection with registration of the Merger Shares post-closing.

                  5.9. Absence of Certain Changes or Events. Since January 1, 2001 and except as set forth in the Reports, (a) there has not been (i) any condition, event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect on Interland, or which would reasonably be expected to prevent, hinder, or materially delay the ability of Interland to consummate the Merger, (ii) any material change by Interland or any Interland Subsidiary in its accounting methods, principles or practices, or
(iii) any event pursuant to which Interland or any Interland Subsidiary has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement, in each case, outside the Ordinary Course of Business which would be reasonably expected to have a Material Adverse Effect on Interland, and (b) Interland and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business.

                  5.10.    Certain Tax Matters.

                           (a) Neither Interland nor, to the knowledge of Interland, any of its affiliates (as defined Section 3.8(s)) has taken or agreed to take or will take any action that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368(a) of the Code. Interland is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under
         Section 368(a) of the Code.

                           (b) Interland and each of its Subsidiaries have timely filed, or applied for the extension of the applicable filing deadline, all material Tax Returns relating to Taxes required to be filed by or on behalf of Interland and each of its Subsidiaries with any tax authority, and such Tax Returns are true, correct and complete in all material respects, and Interland and each of its Subsidiaries have paid all Taxes shown to be due on such Tax Returns.

                  5.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Interland.

                  5.12. Litigation and Other Proceedings. Except as set forth on Schedule 5.12 there is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of Interland, threatened against Interland or its Subsidiaries or their respective properties and assets before any court or arbitrator or any Governmental Entity in which the amount involved exceeds $500,000. Interland is not subject to any order, writ, judgment, decree, or injunction in which the amount involved exceeds $500,000.

                  5.13. No Defaults. Interland is not, nor to its knowledge would it be with the passage of time, giving of notice or both, in default or violation of any term, condition, or provision of (a) the Charter Documents; (b) any judgment, decree, or order applicable to Interland; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Interland is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which would not have a Material Adverse Effect on Interland.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  Interland, Merger Sub, CTN and the Shareholders each agree to take the following actions after the execution of this Agreement.

                  6.1. Officers and Directors. Interland agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of CTN with respect to actions taken in their capacities as directors or officers of CTN prior to the Effective Time as provided in the Charter Documents of CTN and any applicable indemnification agreements (copies of which have been provided to Interland) will survive the Merger and continue in full force and effect following the Effective Time and the obligations related thereto will be assumed by Interland; provided, however, that such rights shall only represent the right to receive the proceeds of the insurance policies currently in effect at CTN or substitutes therefor, as maintained by Interland pursuant to Section 6.8.

                  6.2. Employee Benefits. Except as set forth in Section 6.1 and 7.3(g), nothing contained herein will be considered as requiring CTN or Interland to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with CTN or employment with Interland is not offered or implied for any other employees of CTN and any continuation of employment with CTN after the Closing will be at will except as specifically provided otherwise in an accepted offer letter or other agreement of employment. Notwithstanding the foregoing, Interland shall be responsible for all liabilities (including any obligations pursuant to the so-called WARN Act) with respect to any termination of employees or reduction of benefits after the Effective Time.

                  6.3. Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of CTN, the officers and directors of each corporation which is a party to this Agreement will take all such necessary action. Without limiting the foregoing, on or prior to the Closing Date, CTN will deliver to Interland a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in form and substance reasonably acceptable to Interland.

                  6.4. Public Announcements. Neither Interland, CTN nor any of the Shareholders will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Interland determines in good faith to be required by applicable law after consultation with the Shareholders and their counsel) without the prior written agreement of Interland and CTN, which agreement shall not be unreasonably withheld or delayed.

                  6.5. Nasdaq National Market Listing. Interland will use commercially reasonable efforts to cause the Merger Shares to be authorized for trading on the Nasdaq as soon as practicable in accordance with the Stock Rights Agreement attached hereto as EXHIBIT 6.5.

                  6.6. Confidentiality. CTN, Daniels & Associates and Interland have entered into a Nondisclosure Agreement dated September 28, 2001 ("Confidentiality Agreement") concerning each of Interland's and CTN's obligations to protect the confidential information of the other. CTN and Interland each hereby affirm each of their obligations under such agreement.

                  6.7.     Tax-Free Reorganization.

                           (a) Prior to the Merger, Interland will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

                           (b) Interland has no present plan or intention as part of the plan of the Merger to cause the Surviving Corporation to issue after the Effective Time additional shares of stock that would result in Interland losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                           (c) Interland has no present plan or intention to reacquire any of the Interland Common Stock, whether issued in the Merger or otherwise.

                           (d) Interland has no present plan or intention to liquidate the Surviving Corporation, to merge the Surviving Corporation with or into another corporation other than Interland or to sell or otherwise dispose of the Surviving Corporation stock except for transfers of stock to a corporation controlled by Interland, which corporation is a member of a qualified group as defined in Treas. Reg.
         Section 1.368-1(d)(4)(ii).

                           (e) Interland has no present plan or intention to cause the Surviving Corporation, following the Merger, (i) to cease its historic business or (ii) to cease to use a significant portion of its historic business assets in a business.

                  6.8. Insurance. Interland shall maintain CTN's insurance in existence as of the Effective Time and shall timely and fully pay premiums as they come due until such time as Interland or any third parties can no longer make any claims for indemnification under Article VIII hereof. At its option, Interland may substitute insurance providing equal or better coverage.

                  6.9.     Co-location and Leased Line Business.

                           (a) Interland shall give the Shareholders a 30-day option to purchase the co-location and leased line business of the Surviving Corporation at such time, if any, as Interland plans to offer such business for sale to another party. The option shall specify the price and any other key items. The Shareholder shall have thirty days in which to accept the offer, and thirty days from acceptance in which to purchase the business. If the Shareholders fail to accept the offer or purchase the business, then Interland shall have six months thereafter in which to sell the business, provided that the price may be no less than 90% of that offered to the Shareholders. If both Shareholders desire to exercise such option, they shall participate in such exercise with Gabriel Murphy having a 60% interest and Bryan Heitman having a 40% interest.

                           (b) In the event either the co-location or the leased line business is abandoned in Kansas City, such abandonment shall be deemed to be an option to purchase the business being abandoned for $0.00 granted to the Shareholders exercisable as permitted in Section 6.9(a). Such purchase shall be on an "as is/where is" basis.

                           (c) If the co-location or leased line business is purchased, the parties will appropriately amend the non-competition portions of the employment agreement and the confidentiality, invention assignment, and non-competition agreement for employees to allow the Shareholders to manage and operate such business but any amendment is not required to permit a Shareholder employed by Interland to neglect his duties as an employee.

                  6.10. Guaranties. To the extent that the personal guaranties of the Shareholders described in Section 7.3(i)(2) shall not have been obtained at or prior to the Effective Time, and the Shareholders nevertheless agree in their sole discretion to proceed with the Closing, then and in such event Interland shall use its best commercially reasonable efforts (not requiring payment) to assist the Shareholders in obtaining such releases as promptly as practicable.

                  6.11. Automobiles. Interland shall, and shall cause CTN to, execute and deliver such documentation as shall be necessary to vest in the Shareholders all right, title and interest in and to their respective automobiles described in the Disclosure Schedule free and clear of all Liens and obligations. The Shareholders shall not assume any and all related indebtedness or leases.

                  6.12. Tax Distribution. On or before April 1, 2002, Interland will cause the Surviving Corporation to distribute to the CTN Shareholders an amount equal to $375,807.26 which represents a dividend for taxes declared.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

                  7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

                           (a) Governmental Approvals. Other than the filing of the Merger Documents with the Secretary of State of Missouri, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or a Material Adverse Effect on Interland or CTN.

                           (b)      No Restraints. No statute, rule or
         regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

                           (c) Payments. CTN shall have paid in full or made adequate provision for the full payment of Daniels & Associates, Kutak Rock LLP and Ernst & Young LLP for services rendered by each in connection with this Agreement and the transactions contemplated hereby.

                  7.2. Conditions of Obligations of Interland and Merger Sub. The obligations of Interland and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Interland and Merger Sub:

                           (a) Representations and Warranties of CTN and the Shareholders. The representations and warranties of CTN and the Shareholders set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement, except (i) as otherwise specifically permitted by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Interland and (iii) for representations and warranties specifically limited to an earlier date(s) (which must have been true as of such dates).

                           (b) Performance of Obligations of CTN and the Shareholders. CTN and the Shareholders will have performed in all material respects all agreements required to be performed by them under this Agreement except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Interland specifying an exception to this Section.

                           (c) Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Interland, Merger Sub or CTN as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Interland's ownership or operation of all or any portion of CTN's business or assets, or to compel Interland to dispose of or hold separate all or any portion of its or CTN's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Interland's ability to receive the anticipated benefits of the Merger.

                           (d) Opinion of Counsel. Interland will have received an opinion dated as of the Closing Date of Kutak Rock LLP, counsel to CTN and the Shareholders, acceptable in form and substance to Interland substantially in the form attached as EXHIBIT 7.2(d).

                           (e) Escrow and Stock Rights Agreements. Each Shareholder shall have duly executed and delivered the Escrow Agreement in the form attached hereto as EXHIBIT 2.2 and the Stock Rights Agreement in the form attached hereto as EXHIBIT 6.5.

                           (f) Corporate Proceedings Satisfactory. All corporate and other proceedings to be taken by CTN in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Interland and its counsel, and Interland and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

                           (g) Noncompetition Agreements. Each Shareholder shall have duly executed and delivered a Noncompetition Agreement in the form attached hereto as Exhibit 7.2(g).

                           (h) Each Shareholder shall have executed his Employment Agreement as identified at Section 7.3(g).

                  7.3. Conditions of Obligation of CTN and the Shareholders. The obligation of CTN and the Shareholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by CTN and the
Shareholders:

                           (a) Representations and Warranties of Interland and Merger Sub. The representations and warranties of Interland and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement, except as otherwise specifically permitted by this Agreement.

                           (b) Performance of Obligations of Interland and Merger Sub. Interland and Merger Sub will have performed in all material respects all agreements required to be performed by them under this Agreement.

                           (c) Opinion of Interland's Counsel. CTN and the Shareholders have received an opinion dated the Closing Date of the general counsel of Interland, substantially in the form attached as
         EXHIBIT 7.3(c).

                           (d)      Receipt of the Merger Shares. The
         Shareholders shall have received the Merger Shares as contemplated by
         Section 2.1, by means of a faxed confirmation from Interland's transfer agent to the effect that they have been issued as instructed.

                           (e)      Escrow and Stock Rights Agreements.
         Interland shall have duly executed and delivered the Escrow Agreement in the form attached hereto as EXHIBIT 2.2 and the Stock Rights Agreement in the form attached hereto as EXHIBIT 6.5.

                           (f) Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from CTN or the Shareholders as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any shareholder of CTN in the transactions contemplated by this Agreement; provided, however, that CTN and the Shareholders will automatically be deemed to waive this condition if Interland agrees to indemnify, defend and hold any such named party harmless against any such action.

                           (g)      Employment Agreements. Each of the
         Shareholders shall have received employment agreements in the form attached hereto as EXHIBIT 7.3(g) duly executed and delivered by Interland.

                           (h) Release. CTN and the Shareholders shall have executed and delivered that certain Mutual Release Agreement substantially in the form attached hereto as EXHIBIT 7.3(h).

                           (i)      Release of Shareholders from Personal
         Guaranties.

                           (1) Interland shall have paid in full the Firstar Bank Midwest, N.A. ("Firstar") loan to CTN and Firstar shall have fully released Shareholders of their obligations under the personal guarantees securing such loan as evidenced by documentation reasonably acceptable to Shareholders and their counsel.

                           (2) The Shareholders shall have been fully released from the other personal guaranties executed in favor of CTN, as identified in the Disclosure Schedule, as evidenced by documentation reasonably acceptable to Shareholders and their counsel.

                                  ARTICLE VIII

                                 INDEMNIFICATION

                  8.1.     Indemnification of Interland.

                           (a) General Indemnification of Interland. Subject to this Article VIII, the Shareholders hereby agree to defend, indemnify and hold Interland harmless from and against, and to reimburse Interland with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses actually paid ("Indemnifiable Amounts," as modified by the last sentence of this Section 8.1(a)), of every nature whatsoever incurred by Interland (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Interland) that constitutes a breach, by CTN of any representation or warranty of CTN contained in Article III of this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Interland specifying an exception from this Section 8.1(a)(i) (it being agreed that Shareholders' obligations under this Section 8.1(a)(i) shall be joint and several), (ii) any breach, or any claim (including claims by parties other than Interland) that constitutes a breach, by any of the Shareholders of any representation or warranty of the Shareholders contained in Article IV of this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of Interland (it being agreed that Shareholders' obligations under this Section 8.1(a)(ii) shall be several, and not joint, based upon their ownership of CTN Common Stock immediately prior the Effective Time), and (iii) the breach, partial or total, by CTN or any of the Shareholders in performing any agreement or covenant required by this Agreement to be performed by it or them other than any action or breach taken or not taken at the written direction of or after consultation with and written concurrence of Interland (it being agreed that Shareholders' agreement under this Section 8.1(a)(iii) shall be joint and several). No Shareholder will be entitled to any indemnification from CTN or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Interland or the Surviving Corporation for indemnification payments made by or for the account of the Shareholders. Interland and the Surviving Corporation shall have a duty to mitigate the Indemnifiable Amounts. It is agreed that the term "Indemnifiable Amounts" shall not include punitive or consequential damages if they are sought by Interland or Surviving Corporation but shall include punitive or consequential damages if they are sought by a third party.

                           (b) Third Party Claims. With respect to any claims or demands by third parties as to which Interland may seek indemnification hereunder (including any Tax audit or other Tax contest), whenever Interland will have received a written notice that such a claim or demand has been asserted or threatened, Interland will promptly notify the Shareholders of such claim or demand and of the facts within Interland's knowledge that relate thereto within a reasonable time after receiving such written notice. The Shareholders will then have the right to defend, contest, negotiate or settle any such claim or demand (including any Tax audit or other Tax contest) through counsel of their own selection, satisfactory to Interland, and solely at the Shareholders' own cost and expense, which costs and expenses will initially be payable out of the property being held pursuant to the Escrow Agreement; provided however, that as a condition to Shareholders' exercise of the preceding right, Shareholders must deliver to Interland an affidavit stating that they each own assets sufficient to satisfy more than half of the amount in controversy. Notwithstanding the preceding sentence, the Shareholders will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Interland, which consent will not be unreasonably withheld or delayed. Without limiting Interland's rights to object for other reasons, Interland may object to a settlement or compromise which includes any provision which in its good faith reasonable judgment may have a Material Adverse Effect on or establish an adverse precedent for Interland or any of its Subsidiaries. If the Shareholders give notice to Interland within thirty (30) calendar days after Interland has notified the Shareholders that any such claim or demand has been made in writing, that the Shareholders elect to have Interland defend, contest, negotiate, or settle any such claim or demand, then Interland will have the right to contest and settle any such claim or demand and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts; provided, however, that Interland will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Shareholders, which consent will not be unreasonably withheld or delayed. If the Shareholders fail to give written notice to Interland of their intention to contest or settle any such claim or demand within thirty (30) calendar days after Interland has notified the Shareholders that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Shareholders within a reasonable time thereafter, Interland will have the right to contest and settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts. In connection with the matters for which indemnification is sought hereunder, the indemnified party agrees to give the indemnifying party and its representatives access to its books, records and employees, to the extent such reasonably relate to the matters to which the claim relates.

                           (c) Tax Contests. Notwithstanding any of the foregoing, Interland, at its sole expense, will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation. Interland will conduct any such Tax audit or other Tax contest in good faith; Interland shall consult with the Shareholders and allow them to comment before taking any position or making any written submission with any Governmental Entity; and neither Interland nor the Shareholders shall make any such submission without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed.

                           (d) Limitations. (i) Notwithstanding any other provision in this Agreement and except as provided in subsection
         (d)(ii) of this Section, Interland will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts is greater than $100,000 (the "Deductible Amount") and then and only to the extent such amounts exceed the Deductible Amount. In no event shall the Shareholders be liable for any amounts in excess of $10,750,000 (the "Cap Amount"). All Indemnifiable Amounts shall be reduced by any actual tax savings or insurance payments to which the Surviving Corporation or Interland shall be entitled directly or indirectly by reason of the occurrence of the event or circumstance giving rise to the indemnification. (ii) The Deductible Amount shall be increased from $100,000 to $200,000 for any and all breach or claims under Section 8.1(a)(i) or 8.1(a)(iii) as to which the Shareholders can demonstrate that Interland had actual knowledge as of the Effective Time.

                           (e)      Indemnification is Sole Remedy.
         Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Article VIII will be the sole and exclusive remedy of (and corresponding liability of any Shareholder of CTN, in such Shareholder's capacity as such, to) Interland, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement or the transactions contemplated hereby and access to the Escrow Fund under the terms of the Escrow Agreement shall be the sole recourse of Interland, Merger Sub and the Surviving Corporation for such damages, claims, causes of action or rights; provided, however, that nothing in this Agreement or the Escrow Agreement will be deemed to limit any right or remedy for criminal activity or fraudulent conduct on the part of CTN or its Shareholders.

                  8.2.     Indemnification of CTN and the Shareholders.

                           (a) General Indemnification of CTN and the Shareholders. Interland hereby agrees to defend, indemnify and hold CTN and its Shareholders harmless from and against, and to reimburse each of them with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses actually paid), of every nature whatsoever incurred by CTN and its Shareholders ("Damages," as modified by the last sentence of this Section 8.2(a)), by reason of or arising out of or in connection with (a) any breach, or any claim (including claims by parties other than CTN and its Shareholders) that constitutes a breach, by Interland of any representation or warranty of Interland or Merger Sub contained in this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of CTN and its Shareholders specifying an exception from this Section 8.2(a) and (b) the failure, partial or total, of Interland to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of CTN and its Shareholders. CTN and the Shareholders shall have the duty to Mitigate the Damages. It is agreed that the term "Damages" shall not include punitive or consequential damages if they are sought by the Shareholders but shall include punitive or consequential damages if they are sought by a third party.

                           (b) Third Party Claims. With respect to any claims or demands by third parties as to which the Shareholders may seek indemnification hereunder, whenever the Shareholders will have received a written notice that such a claim or demand has been asserted or threatened, the Shareholders will promptly notify Interland of such claim or demand and of the facts within the Shareholders' knowledge that relate thereto within a reasonable time after receiving such written notice. Interland will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of its own selection, satisfactory to the Shareholders, and solely at the Interland's own cost and expense. Notwithstanding the preceding sentence, Interland will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of the Shareholders, which consent will not be unreasonably withheld or delayed. If Interland gives notice to the Shareholders within thirty (30) calendar days after the Shareholders have notified Interland that any such claim or demand has been made in writing, that Interland elects to have the Shareholders defend, contest, negotiate, or settle any such claim or demand, then the Shareholders will have the right to contest and settle any such claim or demand and seek indemnification pursuant to this Article VIII as to any Damages; provided, however, that the Shareholders will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of Interland, which consent will not be unreasonably withheld. If Interland fails to give written notice to the Shareholders of its intention to contest or settle any such claim or demand within thirty (30) calendar days after the Shareholders have notified Interland that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by Interland within a reasonable time thereafter, the Shareholders will have the right to contest and settle any such claim or demand in their sole discretion and seek indemnification pursuant to this Article VIII as to any Damages. In connection with the matters for which indemnification is sought hereunder, Interland agrees to give the Shareholders, and their representatives, access to its books, records and employees, to the extent such reasonably relate to the matters to which the claim relates.

                           (c)      Binding Effect. The indemnification
         obligations contained in this Article VIII are an integral part of this Agreement and the Merger in the absence of which the parties hereto would not have entered into this Agreement.

                           (d) Time Limit. The representations, warranties, covenants and agreements of the parties set forth in this Agreement will survive the Effective Time and the consummation of the transactions contemplated by this Agreement, but, except for breaches of Sections 6.6 or 6.8 any claims with respect thereto may be made only on or before the first-year anniversary of the date of this Agreement; provided however, that claims relating to Tax matters may be made only on or before the expiration of the applicable Tax statute of limitations.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1. Entire Agreement; Binding Effect. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement, and the Confidentiality Agreement (ss.6.6), contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and the Confidentiality Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter. This Agreement shall be binding upon the parties hereto and inure to the benefit of their respective successors, permitted assigns, heirs and personal representatives.

                  9.2. Governing Law. The Merger will be governed by the internal laws of Georgia (without giving effect to its internal conflict of laws provisions).

                  9.3. Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (a) on the date of delivery if personally delivered by hand, (b) upon the third Business Day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (c) upon the date of delivery if such notice is sent by a nationally recognized overnight express courier or (d) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice if a Business Day, and if not, on the next succeeding Business Day:

         If to Interland or          Interland, Inc.
         Merger Sub:                 303 Peachtree Center Avenue
                                     Suite 500
                                     Atlanta, GA  30303
                                     Attention: Chief Executive Officer
                                     Telephone No.: (404) 260-2477
                                     Fax No.: (404) 720-3728

                                     With copies to:

                                     General Counsel
                                     303 Peachtree Center Avenue
                                     Suite 500
                                     Atlanta, GA 30303
                                     Telephone No.: (404) 260-2536
                                     Fax No.: (404) 720-3728

         If to CTN or
         the Shareholders            Mr. Gabriel Murphy
                                     9228 N. Harrison
                                     Kansas City, MO 64155
                                     Telephone No.: (816) 300-4678

                                     Mr. Bryan Heitman
                                     6338 N. Camden Ave., Apt. I
                                     Kansas City, MO 64151
                                     Telephone No.: (816) 871-1372

                                     With a copy to:

                                     Kutak Rock LLP
                                     444 West 47th Street, Suite 200
                                     Kansas City, Missouri  64112
                                     Attention:  P. Mitchell Woolery
                                     Telephone No.: (816) 960-0090
                                     Fax No.: (816) 960-0041

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.3.

                  9.4. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

                  9.5. Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the non-assigning parties, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment by in violation of this Section 9.5 will be voidable and will entitle the non-assigning parties, respectively, to terminate this Agreement at its option. Election to void the assignment shall not require a termination of this Agreement.

                  9.6. Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Merger in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

                  9.7. Amendment. This Agreement may not be amended except by an instrument in writing executed by the parties.

                  9.8. Extension; Waiver. At any time prior to the Effective Time, any party hereto may in its absolute discretion, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party, and no waiver or extension of any specific act or circumstance shall be deemed to waive or extend any other action or circumstance.

                  9.9. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                  9.10. Knowledge. For purposes of this Agreement, the term "knowledge" (including any derivation thereof such as "know," "known" or "knowing" and regardless of whether such word starts with an initial capital) in reference to CTN will mean the actual knowledge of the Shareholders, Robert Murphy, Christine Eckhardt, Stephanie Murphy and Ryan Elledge.

                  9.11. Transfer, Sales, Documentary, Stamp and Other Similar Taxes. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the Shareholders of CTN with respect to which such Tax relates.

                  9.12. Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and all other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

                  9.13. Construction. The parties hereto acknowledge and agree that each party has participated in the drafting of this document has been reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, Interland, Merger Sub, CTN and the Shareholders have executed this Agreement as of the date first written above.

                                   INTERLAND, INC.



                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title
                                        ----------------------------------------


                                   MONTANA ACQUISITION COMPANY, INC.



                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title
                                        ----------------------------------------


                                   COMMUNITECH.NET, INC.



                                   By:
                                      ------------------------------------------
                                   Name:  Gabriel Murphy
                                   Title: President



                                   ---------------------------------------------
                                   Gabriel Murphy, in his individual capacity
                                   60 shares of CTN Common Stock



                                   ---------------------------------------------
                                   Bryan Heitman, in his individual capacity
                                   40 shares of CTN Common Stock


                [Signature Page to Agreement and Plan of Merger]